Exhibit 14.1

Aviva plc
The Directors
St Helen’s
1 Undershaft
London EC3P 3DQ
United Kingdom

6 October 2009

Dear Sirs,

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated 6 October 2009, with respect to the consolidated financial statements and schedule of Aviva plc included in the Registration Statement (Form 20-F).

/s/ Ernst & Young LLP

Ernst & Young LLP
Registered Auditor
London